Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Radiologix, Inc. on (1) Form S-4 (No. 333-85168) pertaining to the 10 ½% Series B Senior Notes due 2008, (2) Form S-8 (No. 333-86923) pertaining to the American Physician Partners, Inc. 1996 Stock Option Plan and (3) Form S-8 (No. 333- 117993) pertaining to the 2004 Long-Term Incentive Compensation Plan of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedule of Radiologix, Inc., Radiologix, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Radiologix, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

Dallas, Texas

March 8, 2005